SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                                 SCHEDULE 13D/A
                                (Rule 13d-101)

                   Under the Securities Exchange Act of 1934

                                 Amendment No. 5


                                Microtune, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, $0.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   59514P109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                Thomas O. Hicks
                         200 Crescent Court, Suite 1600
                              Dallas, Texas 75201
                                 (214) 740-7300
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                               December 19, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e),(f) or (g), check the following box [_].


                         (Continued on following pages)

CUSIP No.59514P109                     13D                                Page 2


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Mr. Thomas O. Hicks

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              23,298

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         3,040,088
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              23,298

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         3,040,088

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,063,386

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.8%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

CUSIP No.59514P109                     13D                                Page 3


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HM 1-FOF Coinvestors Cayman, L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         135
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         135

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     135

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     LESS THAN 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

CUSIP No.59514P109                     13D                                Page 4


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Hicks, Muse GP Partners L.A. Cayman, L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         135
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         135

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     135

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     LESS THAN 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

CUSIP No.59514P109                     13D                                Page 5


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Hicks, Muse Latin America Fund GP Cayman, L.L.C.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         135
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         135

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     135

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     LESS THAN 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

CUSIP No.59514P109                     13D                                Page 6


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HMTF Equity Fund IV (1999) Cayman, L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         1,403,538
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         1,403,538

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,403,538

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.7%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

CUSIP No.59514P109                     13D                                Page 7


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HMTF Private Equity Fund IV (1999) Cayman, L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         9,941
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         9,941

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     9,941

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

CUSIP No.59514P109                     13D                                Page 8


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HM Equity Fund IV/GP Cayman, L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         1,413,479
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         1,413,479

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,413,479

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.7%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

CUSIP No.59514P109                     13D                                Page 9


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Hicks, Muse PG-IV (1999), C.V.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Netherlands

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         74,724
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         74,724

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     74,724

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

CUSIP No.59514P109                     13D                               Page 10


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HMTF Equity Fund IV/GP Partners (1999), C.V.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Netherlands

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         74,724
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         74,724

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     74,724

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

CUSIP No.59514P109                     13D                               Page 11


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HM 4-P Coinvestors Cayman, L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         1,113
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         1,113

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,113

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

CUSIP No.59514P109                     13D                               Page 12


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HM 4-EN Coinvestors Cayman, L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         4,100
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         4,100

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,100

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

CUSIP No.59514P109                     13D                               Page 13


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HM 4-EQ Coinvestors Cayman, L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         22,942
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         22,942

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     22,942

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

CUSIP No.59514P109                     13D                               Page 14


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HM GP Partners IV Cayman, L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         1,516,358
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         1,516,358

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,516,358

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.9%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

CUSIP No.59514P109                     13D                               Page 15


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HM Fund IV Cayman, LLC

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         1,516,358
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         1,516,358

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,516,358

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.9%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

CUSIP No.59514P109                     13D                               Page 16


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HMEU 1-EN Coinvestors, L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         2,348
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         2,348

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,348

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

CUSIP No.59514P109                     13D                               Page 17


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HMEU 1-EQ Coinvestors, L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         17,647
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         17,647

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     17,647

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

CUSIP No.59514P109                     13D                               Page 18


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HMEU 1-P Coinvestors, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         3,653
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         3,653

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,653

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

CUSIP No.59514P109                     13D                               Page 19


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HMEU Intermediate Partners I-C, L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         23,648
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         23,648

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     23,648

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

CUSIP No.59514P109                     13D                               Page 20


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HMTF Europe Fund Cayman, L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         1,374,430
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         1,374,430

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,374,430

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.6%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

CUSIP No.59514P109                     13D                               Page 21


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HMTF Europe Private Fund Cayman, L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         16,437
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         16,437

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     16,437

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

CUSIP No.59514P109                     13D                               Page 22


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HM PG Europe I, C.V.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Netherlands

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         101,545
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         101,545

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     101,545

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.2%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

CUSIP No.59514P109                     13D                               Page 23


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HMEU Fund I-C, Inc.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         1,516,060
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         1,516,060

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,516,000

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.9%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

Item 1. Security and Issuer

     This Amendment No. 5 amends and restates the Statement on Schedule 13D filed on December 12, 2000, as amended by Amendment No. 1 filed on August 15, 2001, by Amendment No. 2 filed on November 14, 2001, by Amendment No. 3 filed on November 21, 2001 and by Amendment No. 4 on December 5, 2001. The class of equity securities to which this Schedule 13D/A (this "Statement") relates is the Common Stock par value $0.001 per share (the "Common Stock") of Microtune, Inc. (the "Company"). The address of the Company's principal executive offices is 2540 East Plano Parkway, Suite 188, Plano, Texas 75074.

Item 2. Identity and Background

     (a)  Name of Person(s) Filing this Statement (the "Filing Parties"):

          Mr. Thomas O. Hicks;

          HM 1-FOF Coinvestors Cayman, L.P., a Cayman Islands limited partnership ("HM 1-FOF");

          Hicks, Muse GP Partners L.A. Cayman, L.P., a Cayman Islands limited partnership ("GP Partners L.A.");

          Hicks, Muse Latin America Fund GP Cayman, L.L.C., a Cayman Islands limited liability company ("Latin America Fund");

          HMTF Equity Fund IV (1999) Cayman, L.P., a Cayman Islands limited partnership ("HMTF Equity Fund");

          HMTF Private Equity Fund IV (1999) Cayman, L.P., a Cayman Islands limited partnership ("HMTF Private Equity");

          HM Equity Fund IV/GP Cayman, L.P., a Cayman Islands limited partnership ("HM Equity Fund IV/GP");

          Hicks, Muse PG-IV (1999), C.V., a limited partnership organized under the laws of the Netherlands ("PG-IV");

          HM Equity Fund IV/GP Partners (1999), C.V., a limited partnership organized under the laws of the Netherlands ("HM Equity Partners");

          HM 4-P Coinvestors Cayman, L.P., a Cayman Islands limited partnership
             ("HM 4-P");

          HM 4-EN Coinvestors Cayman, L.P., a Cayman Islands limited partnership
             ("HM 4-EN");

          HM 4-EQ Coinvestors Cayman, L.P., a Cayman Islands limited partnership
             ("HM 4-EQ");

          HM GP Partners IV Cayman, L.P., a Cayman Islands limited partnership
             ("HM GP Partners");

          HM Fund IV Cayman, LLC, a Cayman Islands limited liability company
             ("HM Fund IV");

          HMEU 1-EN Coinvestors, L.P., a Cayman Islands limited partnership
             ("HMEU 1-EN");

          HMEU 1-EQ Coinvestors, L.P., a Cayman Islands limited partnership
             ("HMEU 1-EQ");

          HMEU 1-P Coinvestors, L.P., a Cayman Islands limited partnership
             ("HMEU 1-P");

          HMEU Intermediate Partners I-C, L.P., a Cayman Islands limited partnership ("HMEU Intermediate");

          HMTF Europe Fund Cayman, L.P., a Cayman Islands limited partnership
             ("HMTF Europe");

          HMTF Europe Private Fund Cayman, L.P., a Cayman Islands limited partnership ("HMTF Europe Private");

          HM PG Europe I, C.V., a limited partnership organized under the laws of the Netherlands ("HM PG");

          HMEU Fund I-C, Inc., a Cayman Islands corporation ("HMEU Fund I-C");


     (b)  - (c)

     Mr. Thomas O. Hicks

     Mr. Thomas O. Hicks is a partner of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), a private investment firm primarily engaged in leveraged acquisitions, recapitalizations and other investment activities. Mr. Hicks is also the sole member of Latin America Fund, which is the sole general partner of GP Partners L.A., which is the sole general partner of HM 1-FOF. Mr. Hicks is also the sole member of HM Fund IV, which is the sole general partner of HM GP Partners, which is the sole general partner of HM 4-EQ, HM 4-EN, HM 4-P, and HM Equity Partners, which is the sole general partner of PG-IV. HM GP Partners is also the sole general partner of HM Equity Fund IV/GP, which is the sole general partner of HMTF Private Equity and HMTF Equity Fund. Mr. Hicks is also the sole member and sole director of HMEU Fund I-C, which is the sole general partner of HMTF Europe, HMTF Europe Private and HM PG. HMEU Fund I-C is also the sole general partner of HMEU Intermediate, which is the sole general partner of HMEU 1-EN, HMEU 1-EQ, and HMEU 1-P. The business address of Mr. Hicks is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950.

     HM 1-FOF

     HM 1-FOF is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM 1-FOF, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to
Schedule 13 D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), information with respect to GP Partners L.A., the sole general partner of HM 1-FOF, is set forth below.

     GP Partners L.A.

     GP Partners L.A. is a Cayman Islands limited partnership, the principal business of which is to serve as the sole general partner in various limited partnerships, including HM 1-FOF. The business address of GP Partners L.A., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to Latin America Fund, the sole general partner of GP Partners L.A., is set forth below.

     Latin America Fund

     Latin America Fund is a Cayman Islands limited liability company, the principal business of which is serving as the sole general partner in various limited partnerships, including GP Partners L.A. The business address of Latin America Fund, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Thomas O. Hicks, the sole member of Latin America Fund, is as previously set forth in this Item 2(b).

     HMTF Equity Fund

     HMTF Equity Fund is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMTF Equity Fund, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM Equity Fund IV/GP, the sole general partner of HMTF Equity Fund is set forth below.

     HMTF Private Equity

     HMTF Private Equity is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMTF Private Equity, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM Equity Fund IV/GP, the sole general partner of HMTF Private Equity is set forth below.

     HM Equity Fund IV/GP

     HM Equity Fund IV/GP is a Cayman Islands limited partnership, the principal business of which is serving as the sole general partner of various limited partnerships, including HMTF Equity Fund and HMTF Private Equity. The business address of HM Equity Fund IV/GP, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM GP Partners, the sole general partner of HM Equity Fund IV/GP, is set forth below.

     PG-IV

     PG-IV is a limited partnership organized under the laws of the Netherlands, the principal business of which is to invest directly or indirectly in various companies. The business address of PG-IV, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM Equity Partners, the sole general partner of PG-IV, is set forth below.

     HM Equity Partners

     HM Equity Partners is a limited partnership organized under the laws of the Netherlands, the principal business of which is to serve as the sole general partner of PG-IV. The business address of HM Equity Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM GP Partners, the sole general partner of HM Equity Partners, is set forth below.

     HM 4-P

     HM 4-P is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM 4-P, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to
Schedule 13 D of the Exchange Act, information with respect to HM GP Partners, the sole general partner of HM 4-P, is set forth below.

     HM 4-EN

     HM 4-EN is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM 4-EN, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to
Schedule 13 D of the Exchange Act, information with respect to HM GP Partners, the sole general partner of HM 4-EN, is set forth below.

     HM 4-EQ

     HM 4-EQ is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM 4-EQ, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to
Schedule 13 D of the Exchange Act, information with respect to HM GP Partners, the sole general partner of HM 4-EQ, is set forth below.

     HM GP Partners

     HM GP Partners is a Cayman Islands limited partnership, the principal business of which is serving as the sole general partner in various limited partnerships, including HM Equity Fund IV/GP, HM Equity Partners, HM 4-P, HM 4-EN, and HM 4-EQ. The business address of HM GP Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM Fund IV, the sole general partner of HM GP Partners, is set forth below.

     HM Fund IV

     HM Fund IV is a Cayman Islands limited liability company, the principal business of which is serving as the sole general partner of HM GP Partners. The business address of HM Fund IV, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas

75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Thomas O. Hicks, the sole member of HM Fund IV, is as previously set forth in this Item 2(b).

     HMEU 1-EN

     HMEU 1-EN is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMEU 1-EN, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to
Schedule 13 D of the Exchange Act, information with respect to HMEU Intermediate, the sole general partner of HMEU 1-EN, is set forth below.

     HMEU 1-EQ

     HMEU 1-EQ is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMEU 1-EQ, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to
Schedule 13 D of the Exchange Act, information with respect to HMEU Intermediate, the sole general partner of HMEU 1-EQ, is set forth below.

     HMEU 1-P

     HMEU 1-P is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMEU 1-P, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to
Schedule 13 D of the Exchange Act, information with respect to HMEU Intermediate, the sole general partner of HMEU 1-P, is set forth below.

     HMEU Intermediate

     HMEU Intermediate is a Cayman Islands limited partnership, the principal business of which is serving as the sole general partner in various limited partnerships, including HMEU 1-EN, HMEU 1-EQ and HMEU 1-P. The business address of HMEU Intermediate, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to
Schedule 13 D of the Exchange Act, information with respect to HMEU Fund I-C, the sole general partner of HMEU Intermediate, is set forth below.

     HMTF Europe

     HMTF Europe is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMTF Europe, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HMEU Fund I-C, the sole general partner of HMTF Europe, is set forth below.

     HMTF Europe Private

     HMTF Europe Private is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMTF Europe Private, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HMEU Fund I-C, the sole general partner of HMTF Europe Private, is set forth below.

     HM PG

     HM PG is a limited partnership organized under the laws of the Netherlands, the principal business of which is to invest directly or indirectly in various companies. The business address of HM PG, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HMEU Fund I-C, the sole general partner of HM PG, is set forth below.

     HMEU Fund I-C

     HMEU Fund I-C is a Cayman Islands company, the principal business of which is serving as the sole general partner in various limited partnerships, including HMTF Intermediate, HMTF Europe, HMTF Europe Private, and HM PG. The business address of HMEU Fund I-C, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, the name, residence or business address, and present occupation or employment of each director, executive officer and controlling person of HMEU Fund I-C, are as follows:

     Mr. Hicks is an executive officer of HMEU Fund I-C. Information with respect to Mr. Hicks is as previously set forth in this Item 2(b). In addition, each of John R. Muse, Charles W. Tate, Jack D. Furst and Dan H. Blanks is presently an executive officer of HMEU Fund I-C.

     The principal business address of each Messrs. Muse, Tate, Furst and Blanks is 200 Crescent Court Suite 1600, Dallas, Texas 75201. Each of Messrs. Muse, Tate, Furst and Blanks is presently an executive officer of Hicks Muse, a private investment firm primarily engaged in leveraged acquisitions, recapitalizations and other principal investing activities.

     (d) None of the Filing Parties or persons identified in this Item 2 has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Filing Parties or persons identified in this Item 2 has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.

     (f) All of the natural persons identified in this Item 2 are citizens of the United States of America.

Item 3. Source and Amount of Funds or Other Consideration

     On October 10, 2000, HMTF Temic/Microtune Cayman, L.P., a Cayman Islands limited partnership ("Temic"), made a pro-rata distribution without consideration, of shares of Common Stock to its partners, including the Filing Parties. Temic acquired such shares of Common Stock upon conversion of Series D and Series E Preferred Stock of the Company, which shares were purchased by Temic prior to the Company's initial public offering of the Common Stock (and registration of such Common Stock pursuant to Section 12 of the Exchange Act).

Item 4. Purpose of Transaction

     The shares of Common Stock received by the Filing Parties described in Item 3 to this Statement were acquired as a result of the pro-rata distribution without consideration of shares of Common Stock of the Company from Temic to its partners and are being held by such Filing Parties for investment purposes. The Filing Parties intend to review continuously their position in the Company. Depending upon future evaluations of the business prospects of the Company and upon other developments, including, but not limited to, general economic and business conditions and stock market conditions, the Filing Parties may retain or from time to time increase their holdings or dispose of all or a portion of their holdings, subject to any applicable legal and contractual restrictions on their ability to do so.

     On December 14, 2001, certain of the Filing Parties entered into an Underwriting Agreement with the Company and J.P. Morgan Securities Inc., Salomon Smith Barney Inc., SG Cowen Securities Corporation, Prudential Securities Incorporated, as the representatives of several underwriters (collectively, the "Underwriters"), for the sale of Common Stock to the Underwriters (the "Underwriting Agreement"). Pursuant to the Underwriting Agreement and the Company Registration Statement on Form S-3/A (SEC File No.: 333-67850), certain of the Filing Parties sold an aggregate of 2,000,000 shares of Common Stock to the Underwriters on December 19, 2001. The Underwriting Agreement also grants an option to the Underwriters to purchase additional shares of Common Stock held by certain of the Filing Parties up to an aggregate amount of 1,050,000 shares of Common Stock (the "Option"). The Option expires on January 18, 2002.

     In addition, pursuant to and in accordance with the provisions of Rule 144 promulgated under the Securities Act of 1933, the Filing Parties have and will from time to time sell shares of Common Stock.

     In addition, the matters set forth in Item 6 below are incorporated in this
Item 4 by reference as if fully set forth herein.

     Except as set forth in this Item 4 (including the matters described in Item 6 below which are incorporated in this Item 4 by reference), the Filing Parties have no present plans or proposals that relate to or that would result in any actions specified in clauses (a) through (j) of Item 4 of Schedule 13D of the Exchange Act.

Item 5. Interest in Securities of Issuer

     (a)

          (1) Following the transactions described in Item 4, Mr. Hicks may be deemed to beneficially own in the aggregate 3,063,386 shares of the Common Stock of the Company, representing approximately 5.8% of the outstanding shares of Common Stock. Of such shares, Mr. Hicks has sole voting and dispositive power with respect to 23,298 shares, and shared voting and dispositive power with respect to 3,040,088 shares as a result of the relationships described in paragraph (b)(1) below.

          (2) Following the transactions described in Item 4, HM 1-FOF may be deemed to beneficially own in the aggregate 135 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HM 1-FOF has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 135 shares as a result of the relationships described in paragraph (b)(2) below.

          (3) Following the transactions described in Item 4, GP Partners L.A. may be deemed to beneficially own in the aggregate 135 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, GP Partners L.A. has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 135 shares as a result of the relationships described in paragraph (b)(3) below.

          (4) Following the transactions described in Item 4, Latin America Fund may be deemed to beneficially own in the aggregate 135 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, Latin America Fund has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 135 shares as a result of the relationships described in paragraph (b)(4) below.

          (5) Following the transactions described in Item 4, HMTF Equity Fund may be deemed to beneficially own in the aggregate 1,403,538 shares of the Common Stock of the Company, representing approximately 2.7% of the outstanding shares of Common Stock. Of such shares, HMTF Equity Fund has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 1,403,538 shares as a result of the relationships described in paragraph (b)(5) below.

          (6) Following the transactions described in Item 4, HMTF Private Equity may be deemed to beneficially own in the aggregate 9,941 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HMTF Private Equity has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 9,941 shares as a result of the relationships described in paragraph (b)(6) below.

          (7) Following the transactions described in Item 4, HM Equity Fund IV/GP may be deemed to beneficially own in the aggregate 1,413,479 shares of the Common Stock of the Company, representing approximately 2.7% of the outstanding shares of Common Stock. Of such shares, HM Equity Fund IV/GP has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 1,413,479 shares as a result of the relationships described in paragraph (b)(7) below.

          (8) Following the transactions described in Item 4, PG-IV may be deemed to beneficially own in the aggregate 74,724 shares of the Common Stock of the Company, representing approximately 0.1% of the outstanding shares of Common Stock. Of such shares, PG-IV has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 74,724 shares as a result of the relationships described in paragraph (b)(8) below.

          (9) Following the transactions described in Item 4, HM Equity Partners may be deemed to beneficially own in the aggregate 74,724 shares of the Common Stock of the Company, representing approximately 0.1% of the outstanding shares of Common Stock. Of such shares, HM Equity Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 74,724 shares as a result of the relationships described in paragraph (b)(9) below.

          (10) Following the transactions described in Item 4, HM 4-P may be deemed to beneficially own in the aggregate 1,113 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HM 4-P has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 1,113 shares as a result of the relationships described in paragraph (b)(10) below.

          (11) Following the transactions described in Item 4, HM 4-EN may be deemed to beneficially own in the aggregate 4,100 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HM 4-EN has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 4,100 shares as a result of the relationships described in paragraph (b)(11) below.

          (12) Following the transactions described in Item 4, HM 4-EQ may be deemed to beneficially own in the aggregate 22,942 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HM 4-EQ has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 22,942 shares as a result of the relationships described in paragraph (b)(12) below.

          (13) Following the transactions described in Item 4, HM GP Partners may be deemed to beneficially own in the aggregate 1,516,358 shares of the Common Stock of the Company, representing approximately 2.9% of the outstanding shares of Common Stock. Of such shares, HM GP Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 1,516,358 shares as a result of the relationships described in paragraph (b)(13) below.

          (14) Following the transactions described in Item 4, HM Fund IV may be deemed to beneficially own in the aggregate 1,516,358 shares of the Common Stock of the Company, representing approximately 2.9% of the outstanding shares of Common Stock. Of such shares, HM Fund IV has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 1,516,358 shares as a result of the relationships described in paragraph (b)(14) below.

          (15) Following the transactions described in Item 4, HMEU 1-EN may be deemed to beneficially own in the aggregate 2,348 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HMEU 1-EN has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 2,348 shares as a result of the relationships described in paragraph (b)(15) below.

          (16) Following the transactions described in Item 4, HMEU 1-EQ may be deemed to beneficially own in the aggregate 17,647 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HMEU 1-EQ has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 17,647 shares as a result of the relationships described in paragraph (b)(16) below.

          (17) Following the transactions described in Item 4, HMEU 1-P may be deemed to beneficially own in the aggregate 3,653 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HMEU 1-P has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 3,653 shares as a result of the relationships described in paragraph (b)(17) below.

          (18) Following the transactions described in Item 4, HMEU Intermediate may be deemed to beneficially own in the aggregate 23,648 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HMEU Intermediate has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 23,648 shares as a result of the relationships described in paragraph (b)(18) below.

          (19) Following the transactions described in Item 4, HMTF Europe may be deemed to beneficially own in the aggregate 1,374,430 shares of the Common Stock of the Company, representing approximately 2.6% of the outstanding shares of Common Stock. Of such shares, HMTF Europe has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 1,374,430 shares as a result of the relationships described in paragraph (b)(19) below.

          (20) Following the transactions described in Item 4, HMTF Europe Private may be deemed to beneficially own in the aggregate 16,437 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HMTF Europe Private has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 16,437 shares as a result of the relationships described in paragraph (b)(20) below.

          (21) Following the transactions described in Item 4, HM PG may be deemed to beneficially own in the aggregate 101,545 shares of the Common Stock of the Company, representing approximately 0.2% of the outstanding shares of Common Stock. Of such shares, HM PG has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 101,545 shares as a result of the relationships described in paragraph (b)(21) below.

          (22) Following the transactions described in Item 4, HMEU Fund I-C may be deemed to beneficially own in the aggregate 1,516,060 shares of the Common Stock of the Company, representing approximately 2.9% of the outstanding shares of Common Stock. Of such shares, HMEU Fund I-C has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 1,516,060 shares as a result of the relationships described in paragraph (b)(22) below.

     (b)

          (1) Of the 23,298 shares of Common Stock for which Mr. Hicks has sole voting and dispositive power, 20,150 shares are held of record by Mr. Hicks, and 3,148 shares are held of record by Mr. Hicks as the trustee of certain trusts for the benefit of Mr. Hicks' children. Of the 3,040,088 shares of Common Stock for which Mr. Hicks has shared voting and dispositive power, 135 shares of Common Stock are owned of record by HM 1-FOF; 1,403,538 shares of Common Stock are owned of record by HMTF Equity Fund; 9,941 shares of Common Stock are owned of record by HMTF Private Equity; 74,724 shares of Common Stock are owned of record by PG-IV; 1,113 shares of Common Stock are owned of record by HM 4-P;

     4,100 shares of Common Stock are owned of record by HM 4-EN; 22,942 shares of Common Stock are owned of record by HM 4-EQ; 2,348 shares of Common Stock are owned of record by HMEU 1-EN; 17,647 shares of Common Stock are owned of record by HMEU 1-EQ; 3,653 shares of Common Stock are owned of record by HMEU 1-P; 1,374,430 shares of Common Stock are owned of record by HMTF Europe; 16,437 shares of Common Stock are owned of record by HMTF Europe Private; 101,545 shares of Common Stock are owned of record by HM PG; 794 shares of Common Stock are owned of record by TOH, Jr. Ventures, Ltd.; 5,954 shares of Common Stock are owned of record by TOH Investors, L.P.; and 787 shares held of record by MHH Ventures, Ltd.

          GP Partners L.A. is the general partner of HM 1-FOF and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock owned of record by HM 1-FOF. Latin America Fund is the general partner of GP Partners L.A. and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners L.A. Mr. Hicks is the sole member of Latin America Fund and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Latin America Fund.

          HM Equity Fund IV/GP is the general partner of HMTF Equity Fund and HMTF Private Equity and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock owned of record by HMTF Equity Fund and HMTF Private Equity. HM Equity Partners is the general partner of PG-IV, and therefore, may be deemed to be the beneficial owner of the shares of Common Stock owned of record by PG-IV. HM GP Partners is the general partner of HM Equity Fund IV/GP, HM Equity Partners, HM 4-EQ, HM 4-EN and HM 4-P and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HM Equity Fund IV/GP and HM Equity Partners and may be deemed to be the beneficial owner of the shares of Common Stock owned of record by HM 4-EQ, HM 4-EN and HM 4-P. HM Fund IV is the general partner of HM GP Partners and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HM GP Partners. Mr. Hicks is the sole director and sole member of HM Fund IV and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HM Fund IV.

          HMEU Intermediate is the general partner of HMEU 1-EN, HMEU 1-EQ and HMEU 1-P and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock held of record by HMEU 1-EN, HMEU 1-EQ, and HMEU 1-P. HMEU Fund I-C is the general partner of HMEU Intermediate, HMTF Europe, HMTF Europe Private and HM PG and, therefore, may be deemed to be the beneficial owner of the shares held of record by HMTF Europe, HMTF Europe Private and HM PG, and may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HMEU Intermediate. Mr. Hicks is the sole director and sole member of HMEU Fund I-C and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HMEU Fund I-C.

          TOH Management Company, LLC, a limited liability company whose sole member is Mr. Hicks, is the sole general partner of each of TOH, Jr. Ventures, Ltd., TOH Investors, L.P. and MHH Ventures, Ltd. Therefore, Mr. Hicks may be deemed to be the beneficial owner of the shares of Common Stock owned of record by TOH, Jr. Ventures, Ltd., TOH Investors, L.P. and MHH Ventures, Ltd.

          (2) Of the 135 shares of Common Stock for which HM 1-FOF has shared voting and dispositive power, 135 of such shares are held of record by HM 1-FOF.

          (3) Of the 135 shares of Common Stock for which GP Partners L.A. has shared voting and dispositive power, none of such shares are held of record by GP Partners L.A., and 135 of such shares are held of record by HM 1-FOF. GP Partners L.A. is the general partner of HM 1-FOF and, therefore, may be deemed to be the beneficial owner of the shares owned of record by HM 1-FOF.

          (4) Of the 135 shares of Common Stock for which Latin America Fund has shared voting and dispositive power, none of such shares are held of record by Latin America Fund, and 135 of such shares may be beneficially owned by Latin America Fund. Latin America Fund is the general partner of GP Partners L.A. and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners L.A.

          (5) Of the 1,403,538 shares of Common Stock for which HMTF Equity Fund has shared voting and dispositive power, 1,403,538 of such shares are held of record by HMTF Equity Fund.

          (6) Of the 9,941 shares of Common Stock for which HMTF Private Equity has shared voting and dispositive power, 9,941 of such shares are held of record by HMTF Private Equity.

          (7) Of the 1,413,479 shares of Common Stock for which HM Equity Fund IV/GP has shared voting and dispositive power, none of such shares are held of record by HM Equity Fund IV/GP, and 1,403,538 of such shares are held of record by HMTF Equity Fund and 9,941 of such shares are held of record by HMTF Private Equity. Equity Fund IV/GP is the general partner of HMTF Equity Fund and HMTF Private Equity and, therefore, may be deemed to be the beneficial owner of the shares owned of record by both HMTF Equity Fund and HMTF Private Equity.

          (8) Of the 74,724 shares of Common Stock for which PG-IV has shared voting and dispositive power, 74,724 of such shares are held of record by PG-IV.

          (9) Of the 74,724 shares of Common Stock for which HM Equity Partners has shared voting and dispositive power, none of such shares are held of record by HM Equity Partners, and 74,724 of such shares are held of record by PG-IV. HM Equity Partners is the general partner of PG-IV and, therefore, may be deemed to be the beneficial owner of the shares owned of record by PG-IV.

          (10) Of the 1,113 shares of Common Stock for which HM 4-P has shared voting and dispositive power, 1,113 of such shares are held of record by HM 4-P.

          (11) Of the 4,100 shares of Common Stock for which HM 4-EN has shared voting and dispositive power, 4,100 of such shares are held of record by HM 4-EN.

          (12) Of the 22,942 shares of Common Stock for which HM 4-EQ has shared voting and dispositive power, 22,942 of such shares are held of record by HM 4-EQ.

          (13) Of the 1,516,358 shares of Common Stock for which HM GP Partners has shared voting and dispositive power, none of such shares are held of record by HM GP Partners, and 22,942 of such shares are held of record by HM 4-EQ, 4,100 of such shares are held of record by HM 4-EN, 1,113 of such shares are held of record by HM 4-P, 74,724 of such shares are held of record by PG-IV, 1,403,538 of such shares are held of record by HMTF Equity Fund, and 9,941 of such shares are held of record by HMTF Private Equity. HM GP Partners is the general partner of Equity Fund IV/GP which is the general partner of HMTF Equity Fund and HMTF Private Equity and, therefore, may be deemed to be the beneficial owner of the shares owned of record by both HMTF Equity Fund and HMTF Private Equity. HM GP Partners is also the general partner of HM Equity Partners which is the general partner of PG-IV and, therefore, may be deemed to be the beneficial owner of the shares owned of record by PG-IV. HM GP Partners is also the general partner of HM 4-EQ, HM 4-EN and HM 4-P and, therefore, may be deemed to be the beneficial owner of the shares owned of record by HM 4-EQ, HM 4-EN and HM 4-P.

          (14) Of the 1,516,358 shares of Common Stock for which HM Fund IV has shared voting and dispositive power, none of such shares are held of record by HM Fund IV, and 1,516,358 of such shares may be deemed to be beneficially owned by HM Fund IV. HM Fund IV is the general partner of HM GP Partners and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM GP Partners.

          (15) Of the 2,348 shares of Common Stock for which HMEU 1-EN has shared voting and dispositive power, 2,348 of such shares are held of record by HMEU 1-EN.

          (16) Of the 17,647 shares of Common Stock for which HMEU 1-EQ has shared voting and dispositive power, 17,647 of such shares are held of record by HMEU 1-EQ.

          (17) Of the 3,653 shares of Common Stock for which HMEU 1-P has shared voting and dispositive power, 3,653 of such shares are held of record by HMEU 1-P.

          (18) Of the 23,648 shares of Common Stock for which HMEU Intermediate has shared voting and dispositive power, none of such shares are held of record by HMEU Intermediate, and 2,348 of such shares are held of record by HMEU 1-EN, 17,647 of such shares are held of record by HMEU 1-EQ and 3,653 of such shares are held of record by HMEU 1-P. HMEU Intermediate is the general partner of HMEU 1-EN, HMEU 1-EQ and HMEU 1-P and, therefore, may be deemed to be the beneficial owner of the shares owned of record by HMEU 1-EN, HMEU 1-EQ and HMEU 1-P.

          (19) Of the 1,374,430 shares of Common Stock for which HMTF Europe has shared voting and dispositive power, 1,374,430 of such shares are held of record by HMTF Europe.

          (20) Of the 16,437 shares of Common Stock for which HMTF Europe Private has shared voting and dispositive power, 16,437 of such shares are held of record by HMTF Europe Private.

          (21) Of the 101,545 shares of Common Stock for which HM PG has shared voting and dispositive power, 101,545 of such shares are held of record by HM PG.

          (22) Of the 1,516,060 shares of Common Stock for which HMEU Fund I-C has shared voting and dispositive power, none of such shares are held of record by HMEU Fund I-C, and 1,374,430 of such shares are held of record by HMTF Europe, 16,437 of such shares are held of record by HMTF Europe Private, 101,545 of such shares are held of record by HM PG, 2,348 of such shares are held of record by HMEU 1-EN, 17,647 of such shares are held of record by HMEU 1-EQ, and 3,653 of such shares are held of record by HMEU 1-P. HMEU Fund I-C is the general partner of HMTF Europe, HMTF Europe Private, and HM PG and, therefore, may be deemed to be the beneficial owner of the shares owned of record by HMTF Europe, HMTF Europe Private and HM PG. HMEU Fund I-C is also the general partner of HMEU Intermediate which is the general partner of HMEU 1-EN, HMEU 1-EQ, and HMEU 1-P and, therefore, may be deemed to be the beneficial owner of the shares owned of record by HMEU 1-EN, HMEU 1-EQ, and HMEU 1-P.

          Each of the Filing Parties expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares of Common Stock covered by this Statement not owned by him or it of record.

     (c)  See Item 4.

     (d) The right to receive dividends on, and proceeds from the sale of, the shares of Common Stock held of record by the applicable Filing Parties and beneficially owned by their respective sole general partners described in paragraphs (a) and (b) above is governed by the limited partnership and limited liability agreements, as applicable, of each of such entities, and such dividends or proceeds may be distributed with respect to numerous general and limited partnership or membership interests.

     (e)  Not applicable.

Item 6.

          The rights to distributions, division of profits and other arrangements relating to the Company's securities owned of record by the applicable Filing Parties and their respective general and limited partners or members are governed exclusively by their respective limited partnership agreements and limited liability company regulations. In addition, the matters set forth in Item 4 above are incorporated in this Item 6 by reference as if fully set forth herein.

Item 7. Material to be Filed as Exhibits

99.1 Joint Filing Agreement dated December 12, 2000 among Mr. Thomas O. Hicks, HM 1-FOF, GP Partners L.A., Latin America Fund, HMTF Equity Fund, HMTF Private Equity, HM Equity Fund IV/GP, PG-IV, HM Equity Partners, HM 4-P, HM 4-EN, HM 4-EQ, HM GP Partners, HM Fund IV, HMEU 1-EN, HMEU 1-EQ, HMEU 1-P, HMEU Intermediate, HMTF Europe, HMTF Europe Private, HM PG and HMEU Fund I-C. (1)

99.2 Underwriting Agreement, dated December 14, 2001 among the Company, HM 1-FOF, HMTF Equity Fund, HMTF Private Equity, PG-IV, HM 4-P, HM 4-EQ, HM 4-EN, HMEU 1-EN, HMEU 1-EQ, HMEU 1-P, HMTF Europe, HMTF Europe Private, HM PG and J.P. Morgan Securities, Inc., Salomon Smith Barney Inc., SG Cowen Securities Corporation, Prudential Securities Incorporated, as representatives of several underwriters.(2)

     ----------

     (1) Incorporated by reference to the Schedule 13D filed on behalf of Thomas O. Hicks on December 12, 2000.

     (2) Incorporated by reference to the Current Report on Form 8-K of the Company, filed on December 14, 2001.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        December 28, 2001               By:                *
---------------------------------          ---------------------------------
              Date                                  Thomas O. Hicks


                                        *By: /s/ David W. Knickel
                                            --------------------------------
                                                 David W. Knickel
                                                 Attorney-in-Fact

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        December 28, 2001               HM 1-FOF COINVESTORS CAYMAN, L.P.
---------------------------------
              Date
                                        By: HICKS, MUSE GP PARTNERS L.A..
                                            CAYMAN, L.P., its general partner

                                            By: HICKS, MUSE LATIN AMERICA
                                                FUND GP CAYMAN, L.L.C.,
                                                its general partner


                                                By:/s/ David W. Knickel
                                                   -----------------------------
                                                       David W. Knickel
                                                       Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        December 28, 2001               HICKS, MUSE GP PARTNERS L.A. CAYMAN,
---------------------------------       L.P.
              Date
                                        By: HICKS, MUSE LATIN AMERICA FUND
                                            GP CAYMAN, L.L.C., its general
                                            partner

                                                By:/s/ David W. Knickel
                                                   -----------------------------
                                                       David W. Knickel
                                                       Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        December 28, 2001                    HICKS, MUSE LATIN AMERICA FUND GP
---------------------------------            CAYMAN, L.L.C.,
              Date


                                                By:/s/ David W. Knickel
                                                   -----------------------------
                                                       David W. Knickel
                                                       Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        December 28, 2001               HMTF EQUITY FUND IV (1999) CAYMAN, L.P.
---------------------------------
              Date
                                        By: HM EQUITY FUND IV/GP CAYMAN, L.P.,
                                            its general partner

                                            By: HM GP PARTNERS IV CAYMAN, L.P.,
                                                its general partner

                                                By: HM FUND IV CAYMAN, LLC,
                                                    its general partner

                                                By:/s/ David W. Knickel
                                                   -----------------------------
                                                       David W. Knickel
                                                       Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        December 28, 2001               HMTF PRIVATE EQUITY FUND IV (1999)
---------------------------------       CAYMAN, L.P.
              Date
                                        By: HM EQUITY FUND IV/GP CAYMAN, L.P.,
                                            its general partner

                                            By: HM GP PARTNERS IV CAYMAN, L.P.,
                                                its general partner

                                                By: HM FUND IV CAYMAN, LLC,
                                                    its general partner

                                                By:/s/ David W. Knickel
                                                   -----------------------------
                                                       David W. Knickel
                                                       Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        December 28, 2001               HM EQUITY FUND IV/GP CAYMAN, L.P.
---------------------------------
              Date                      By: HM GP PARTNERS IV CAYMAN, L.P.,
                                            its general partner

                                            By: HM FUND IV CAYMAN, LLC,
                                                its general partner

                                                By:/s/ David W. Knickel
                                                   -----------------------------
                                                       David W. Knickel
                                                       Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        December 28, 2001               HICKS, MUSE PG-IV (1999), C.V.
---------------------------------
              Date
                                        By: HM EQUITY FUND IV/GP PARTNERS
                                            (1999), C.V., its general partner

                                            By: HM GP PARTNERS IV CAYMAN, L.P.,
                                                its general partner

                                                By: HM FUND IV CAYMAN, LLC,
                                                    its general partner

                                                By:/s/ David W. Knickel
                                                   -----------------------------
                                                       David W. Knickel
                                                       Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        December 28, 2001               HM EQUITY FUND IV/GP PARTNERS (1999),
---------------------------------       C.V.
              Date
                                        By: HM GP PARTNERS IV CAYMAN, L.P.,
                                            its general partner

                                            By: HM FUND IV CAYMAN, LLC,
                                                its general partner

                                                By:/s/ David W. Knickel
                                                   -----------------------------
                                                       David W. Knickel
                                                       Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        December 28, 2001               HM 4-P COINVESTORS CAYMAN, L.P.
---------------------------------
              Date
                                        By: HM GP PARTNERS IV CAYMAN, L.P.,
                                            its general partner

                                            By: HM FUND IV CAYMAN, LLC,
                                                its general partner

                                                By:/s/ David W. Knickel
                                                   -----------------------------
                                                       David W. Knickel
                                                       Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        December 28, 2001               HM 4-EN COINVESTORS CAYMAN, L.P.
---------------------------------
              Date
                                        By: HM GP PARTNERS IV CAYMAN, L.P.,
                                            its general partner

                                            By: HM FUND IV CAYMAN, LLC,
                                                its general partner

                                                By:/s/ David W. Knickel
                                                   -----------------------------
                                                       David W. Knickel
                                                       Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        December 28, 2001               HM 4-EQ COINVESTORS CAYMAN, L.P.
---------------------------------
              Date
                                        By: HM GP PARTNERS IV CAYMAN, L.P.,
                                            its general partner

                                            By: HM FUND IV CAYMAN, LLC,
                                                its general partner

                                                By:/s/ David W. Knickel
                                                   -----------------------------
                                                       David W. Knickel
                                                       Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        December 28, 2001               HM GP PARTNERS IV CAYMAN, L.P.
---------------------------------
              Date
                                        By: HM FUND IV CAYMAN, LLC,
                                            its general partner


                                                By:/s/ David W. Knickel
                                                   -----------------------------
                                                       David W. Knickel
                                                       Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        December 28, 2001               HM FUND IV CAYMAN, LLC
---------------------------------
              Date
                                                By:/s/ David W. Knickel
                                                   -----------------------------
                                                       David W. Knickel
                                                       Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        December 28, 2001              HMEU 1-EN COINVESTORS, L.P.
--------------------------------
              Date
                                       By: HMEU INTERMEDIATE PARTNERS I-C, L.P.,
                                           its general partner

                                           By: HMEU FUND I-C, INC.,
                                               its general partner

                                                By:/s/ David W. Knickel
                                                   -----------------------------
                                                       David W. Knickel
                                                       Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        December 28, 2001              HMEU 1-EQ COINVESTORS, L.P.
---------------------------------
              Date
                                       By: HMEU INTERMEDIATE PARTNERS I-C, L.P.,
                                           its general partner

                                           By: HMEU FUND I-C, INC.,
                                               its general partner

                                                By:/s/ David W. Knickel
                                                   -----------------------------
                                                       David W. Knickel
                                                       Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        December 28, 2001              HMEU 1-P COINVESTORS, L.P.
---------------------------------
              Date
                                       By: HMEU INTERMEDIATE PARTNERS I-C, L.P.,
                                           its general partner

                                           By: HMEU FUND I-C, INC.,
                                               its general partner

                                               By:/s/ David W. Knickel
                                                   -----------------------------
                                                       David W. Knickel
                                                       Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        December 28, 2001               HMEU INTERMEDIATE PARTNERS I-C, L.P.
---------------------------------
              Date
                                        By: HMEU FUND I-C, INC.,
                                            its general partner

                                                By:/s/ David W. Knickel
                                                   -----------------------------
                                                       David W. Knickel
                                                       Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        December 28, 2001               HMTF EUROPE FUND CAYMAN, L.P.
---------------------------------
              Date
                                        By: HMEU FUND I-C, INC.,
                                            its general partner


                                                By:/s/ David W. Knickel
                                                   -----------------------------
                                                       David W. Knickel
                                                       Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        December 28, 2001               HMTF EUROPE PRIVATE FUND CAYMAN, L.P.
---------------------------------
              Date
                                        By: HMEU FUND I-C, INC.,
                                            its general partner


                                                By:/s/ David W. Knickel
                                                   -----------------------------
                                                       David W. Knickel
                                                       Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        December 28, 2001               HM PG EUROPE I, C.V.
---------------------------------
              Date
                                        By: HMEU FUND I-C, INC.,
                                            its general partner

                                                By:/s/ David W. Knickel
                                                   -----------------------------
                                                       David W. Knickel
                                                       Vice President, Treasurer
                                                       and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        December 28, 2001               HMEU FUND I-C, INC.
---------------------------------
              Date

                                                By:/s/ David W. Knickel
                                                   -----------------------------
                                                       David W. Knickel
                                                       Vice President, Treasurer
                                                       and Secretary

                                  EXHIBIT INDEX


     99.1 Joint Filing Agreement dated December 12, 2000 among Mr. Thomas O. Hicks, HM 1-FOF, GP Partners L.A., Latin America Fund, HMTF Equity Fund, HMTF Private Equity, HM Equity Fund IV/GP, PG-IV, HM Equity Partners, HM 4-P, HM 4-EN, HM 4-EQ, HM GP Partners, HM Fund IV, HMEU 1-EN, HMEU 1-EQ, HMEU 1-P, HMEU Intermediate, HMTF Europe, HMTF Europe Private, HM PG and HMEU Fund I-C. (1)

     99.2 Underwriting Agreement, dated December 14, 2001 among the Company, HM 1-FOF, HMTF Equity Fund, HMTF Private Equity, PG-IV, HM 4-P, HM 4-EQ, HM 4-EN, HMEU 1-EN, HMEU 1-EQ, HMEU 1-P, HMTF Europe, HMTF Europe Private, HM PG and J.P. Morgan Securities, Inc., Salomon Smith Barney Inc., SG Cowen Securities Corporation, Prudential Securities Incorporated, as representatives of several underwriters.(2)



     --------------------

     (1) Incorporated by reference to the Schedule 13D filed on behalf of Thomas O. Hicks on December 12, 2000.

     (2) Incorporated by reference to the Current Report on Form 8-K of the Company, filed on December 14, 2001.